NEWS

RELEASE

1583 S. 1700 E. ● Vernal, UT 84078 ● (435)789-0594

FOR IMMEDIATE RELEASE

Superior Drilling Products, Inc. Executes Sale-Leaseback Transaction for $4.5 million

VERNAL, UT, November 12, 2020 — Superior Drilling Products, Inc. (NYSE American: SDPI) (“SDP” or the “Company”), an innovator and manufacturer of drilling tool technologies, today announced that it has entered into sale-leaseback agreements for its facilities in Vernal, Utah. The transaction is subject to customary due diligence and the Company expects it to close before year end.

Under the terms of the transaction, SDP will sell its facilities for $4.5 million and simultaneously enter into a 15-year lease. After fees, the Company is expected to net approximately $4.2 million in proceeds of which $2.5 million will be used to repay its outstanding mortgage. Lease terms are for monthly payments that are $17 thousand less than current mortgage debt service.

Chris Cashion, Chief Financial Officer, commented, “This transaction was an excellent opportunity given current market conditions for us to monetize our Vernal property. The proceeds will enable us to completely pay off our mortgage and improve liquidity with approximately $1.7 million in additional cash. The additional cash helps bolster our balance sheet providing us the flexibility to continue to expand internationally and develop additional revenue streams. The Drill-N-Ream®, our unique, patented wellbore conditioning tool, is being deployed more frequently in international markets while it also continues to gain new customers in the U.S. We believe this bodes well for our future and these opportunities are further bolstered as the oil & gas industry begins to improve.”

About Superior Drilling Products, Inc.

Superior Drilling Products, Inc. is an innovative, cutting-edge drilling tool technology company providing cost saving solutions that drive production efficiencies for the oil and natural gas drilling industry. The Company designs, manufactures, repairs and sells drilling tools. SDP drilling solutions include the patented Drill-N-Ream® well bore conditioning tool and the patented Strider™ oscillation system technology. In addition, SDP is a manufacturer and refurbisher of PDC (polycrystalline diamond compact) drill bits for a leading oil field service company. SDP operates a state-of-the-art drill tool fabrication facility, where it manufactures its solutions for the drilling industry, as well as customers’ custom products. The Company’s strategy for growth is to leverage its expertise in drill tool technology and innovative, precision machining in order to broaden its product offerings and solutions for the oil and gas industry.

Additional information about the Company can be found at: www.sdpi.com.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements and information that are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this release, including, without limitations, the continued impact of COVID-19 on the business, the Company’s strategy, future operations, success at developing future tools, the Company’s effectiveness at executing its business strategy and plans, financial position, estimated revenue and losses, projected costs, prospects, plans and objectives of management, and ability to outperform are forward-looking statements. The use of words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project”, “forecast,” “should” or “plan, and similar expressions are intended to identify forward-looking statements, although not all forward -looking statements contain such identifying words. These statements reflect the beliefs and expectations of the Company and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include, among other factors, the duration of the COVID-19 pandemic and related impact on the oil and natural gas industry, the effectiveness of success at expansion in the Middle East, options available for market channels in North America, the deferral of the commercialization of the Strider technology, the success of the Company’s business strategy and prospects for growth; the market success of the Company’s specialized tools, effectiveness of its sales efforts, its cash flow and liquidity; financial projections and actual operating results; the amount, nature and timing of capital expenditures; the availability and terms of capital; competition and government regulations; and general economic conditions. These and other factors could adversely affect the outcome and financial effects of the Company’s plans and described herein. The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, contact investor relations:

Deborah K. Pawlowski

Kei Advisors LLC

(716) 843-3908

dpawlowski@keiadvisors.com